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                                                                    EXHIBIT 99


FOR IMMEDIATE RELEASE


CONTACT:   Greg Jones
           770 270-7890, or
           1 800 241-5374, Ext. 7890



                            THOMAS A. SMITH IS NAMED
                        PRESIDENT/CEO OF OGLETHORPE POWER


         Oglethorpe Power Corporation announced today that Thomas A. Smith has been named to succeed Jack L. King as President and Chief Executive Officer and Director of Oglethorpe Power. King announced his resignation, effective as of September 15, 1999, as part of the corporation's management transition plan.

         King left retirement in July 1998 to become Oglethorpe's CEO for a period of up to two years. King advised the Board that he felt the time was now right to transition to a new CEO who would lead the company beyond his originally planned departure in the middle of next year. Calvin Earwood, Chairman of the Board of Oglethorpe Power, praised King's leadership during his tenure as CEO and thanked him for his willingness to serve Oglethorpe, and for his efforts to implement a management transition plan.

         Tom Smith, the new CEO, has over 13 years of experience with Oglethorpe. For the past year, he served as Senior Vice President and Chief Financial Officer.

                                     -More-


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                         OGLETHORPE NAMES SMITH - Page 2

         He previously served as Senior Financial Officer of Oglethorpe from 1997 to August 1998; Vice President, Finance from 1986 to 1990; Manager of Finance from 1983 to 1986; and Manager, Financial Services from 1979 to 1983. From 1990 to 1997, Smith was Senior Vice President of the Rural Utility Banking Group of CoBank, ACB, where he managed the bank's eastern division, rural utilities.

         Smith is a Certified Public Accountant, has a Master of Science degree in Industrial Management - Finance from the Georgia Institute of Technology, a Master of Science degree in Analytical Chemistry from Purdue University and a Bachelor of Arts degree in Mathematics and Chemistry from Catawba College.

         "I look forward to the opportunity to lead a dynamic company like Oglethorpe Power during such an exciting period in the electric utility industry," Smith said.

         King also resigned from his positions as President and Chief Executive Officer and Director at both Georgia Transmission Corporation and Georgia System Operations Corporation.

         Oglethorpe Power Corporation is the not-for-profit power supplier to 39 of Georgia's 42 customer-owned Electric Membership Corporations (EMCs). These EMCs serve more than 2.9 million Georgians in about three-fourths of the state's land area.

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